UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2017

Independence Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36041	26-4567130
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Two Liberty Place, 50 S. 16th Street, Suite 3575

Philadelphia, Pennsylvania, 19102

(Address of Principal Executive Office) (Zip Code)

(267) 270-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On November 20, 2017, Independence Realty Operating Partnership, LP (“IROP”), the operating partnership of Independence Realty Trust, Inc. (“IRT”) entered into a Term Loan Agreement (the “Loan Agreement”‘) dated as of November 20, 2017 by and among IROP and the subsidiary borrowers named therein, collectively, as borrower, KeyBank National Association (“KeyBank”), as an initial lender thereunder together with the other lenders named therein, KeyBank, as administrative agent, Capital One, National Association (“Capital One”) and The Huntington National Bank (“HNB”), as co-syndication agents, KeyBank Capital Markets (“KeyBank Markets”), Capital One and HNB, as joint bookrunners and KeyBank Markets, Capital One and HNB, as joint lead arrangers.

The Loan Agreement relates to a $100 million unsecured term loan (the “Term Loan”).  The proceeds of the Term Loan are intended to be used to reduce borrowings currently outstanding under the revolving portion of IROP’s $300 million unsecured credit facility, as well as for fees and expenses related to the Term Loan.  IROP has the right to request an increase, subject to customary terms and conditions, of the aggregate amount of the Term Loan of up to $125 million. The maturity date of the Term Loan is November 20, 2024.  IROP may voluntarily prepay all or a portion of the Term Loan at any time, subject to the payment of any breakage costs associated with LIBOR borrowings and a prepayment penalty equal to 2.00% of the principal balance of the amount prepaid for prepayments made after the closing of the Term Loan through the date that is twelve (12) months following such closing, and 1.00% of the principal balance of the amount prepaid for prepayments made during months thirteen (13) through twenty four (24) following the closing of the Term Loan, and IROP may voluntarily prepay the outstanding balance of the Term Loan without penalty thereafter.  The Loan Agreement contains customary representations and warranties, financial covenants, negative covenants, affirmative covenants and events of default.

The Term Loan will bear interest at a rate equal to either (i) the LIBOR rate plus a margin of 160 to 250 basis points, or (ii) a base rate plus a margin of 60 to 150 basis points. The applicable margin will be determined based upon IROP’s total leverage ratio, as defined in the Loan Agreement. The Facility requires monthly payments of interest only, but requires mandatory prepayments under certain circumstances as set forth in the Loan Agreement.

All obligations under the Loan Agreement are unconditionally guaranteed by IRT.

The foregoing description of the Loan Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is attached as Exhibit 10.22.1 hereto and incorporated herein by reference.

The Loan Agreement is not intended to provide any other factual or financial information about IRT or its subsidiaries and affiliates. The representations, warranties and covenants contained in the Loan Agreement were made only for purposes of that agreement and as of the date of the Loan Agreement or such other dates as are specified in the Loan Agreement; were solely for the benefit of the parties to the Loan Agreement; have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Loan Agreement instead of establishing these matters as facts; and are subject to materiality qualifications contained in the Loan Agreement that may differ from what may be viewed as material by investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of IRT or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the respective dates of the Loan Agreement, which subsequent information may or may not be fully reflected in public disclosures by IRT. The Loan Agreement should not be read alone but should instead be read in conjunction with the other information regarding IRT and its subsidiaries and affiliates that is contained in the filings that IRT makes with the SEC.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01(Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

10.1

Term Loan Agreement dated as of November 20, 2017 by and among Independence Realty Operating Partnership, LP and the subsidiary borrowers named therein, collectively, as borrower, KeyBank National Association (“KeyBank”), as an initial lender thereunder together with the other lenders named therein, KeyBank, as administrative agent, Capital One, National Association (“Capital One”) and The Huntington National Bank (“HNB”), as co-syndication agents, and KeyBank Capital Markets (“KeyBank Markets”), Capital One and HNB, as joint bookrunners and KeyBank Markets, Capital One and HNB, as joint lead arrangers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independent Realty Trust, Inc.

Date: November 21, 2017	By:	/s/ James J. Sebra
James J. Sebra
Chief Financial Officer and Treasurer